As Filed with the Securities and Exchange Commission on October 17, 2012

Registration No.: 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JBI, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	90-0822950
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1783 Allanport Rd
Thorold, Ontario	L0S1K0
(Address of Principal Executive Offices)	(Zip Code)

2012 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan(s))

Kevin Rauber
Chief Executive Officer
JBI, Inc.
1783 Allanport Rd
Thorold, Ontario L0S1K0
(Name and Address of Agent for Service)

(716) 278-0015
(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Edward C. Normandin, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036
(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                                                                Accelerated filer ☒
Non-accelerated filer ☐                                                                  Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate
Title of Each Class of	Amount to	Price Per	Offering	Amount of
Securities to be Registered	be Registered*	Share**	Price	Registration Fee
Common Stock, $.001 par value	10,000,000	$0.90	$9,000,000	$1,227.60

*
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock that may become issuable in connection with any stock split, stock dividend, recapitalization or similar transaction.

**
Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, upon the basis of the average of the highest and lowest market prices of the registrant’s common stock as reported on the OTC Markets’ OTCQB on October 15, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the 2012 Long-Term Incentive Plan of JBI, Inc., which are covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement the information we have filed with the SEC. The information we incorporate by reference herein is an important part of this Registration Statement. Any statement in a document we have filed with the SEC prior to the date of this Registration Statement and which is incorporated by reference herein will be considered to be modified or superseded to the extent a statement contained in this Registration Statement or any other subsequently filed document that is incorporated by reference herein modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this Registration Statement, except as modified or superseded. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

The following documents are hereby incorporated by reference in this Registration Statement:

(1)	The description of our common stock contained in Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on April 30, 2012 (the “Amendment”);

(2)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 19, 2012, as amended by the Amendment;

(3)	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 15, 2012 and for the fiscal quarter ended June 30, 2012, filed with the SEC on August 9, 2012;

(4)	Our definitive proxy statement filed with the SEC on June 20, 2012;

(5)
Our Current Reports on Form 8-K or 8-K /A, as applicable, filed with the SEC on January 6, 2012, January 20, 2012, February 13, 2012, February 16, 2012, March 16, 2012, March 23, 2012, March 30, 2012, May 17, 2012, May 22, 2012, June 27, 2012, July 13, 2012, July 24, 2012, July 26, 2012, September 5, 2012 and October 10, 2012 ; and

(6)
All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(other than current reports on Form 8-K furnished under Items 2.02,  and 7.01 of Form 8-K, including any exhibits included with such information unless otherwise indicated therein), after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our officers and directors are indemnified under Nevada law, our Articles of Incorporation and By-Laws as against certain liabilities.

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, under receipt by us of an undertaking by or on behalf of the officer or director to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

Our By-Laws provide that we may indemnify any director, officer, employee or agent of the corporation, or any individual serving in any such capacity who is deemed to have acted in good faith on behalf of the corporation, any other entity or enterprise at the request of the corporation, against any and all legal expenses (including attorneys' fees and costs), claims and/or liabilities arising out of any suit or proceeding, except an action by or in the right of the corporation.  The corporation, in its sole discretion, may, but shall not be required to, indemnify any director or officer, where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful.

We maintain directors’ and officers’ insurance which, subject to certain exclusions, insures our directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 9, 2012).

4.2
2012 Long-Term Incentive Plan of JBI, Inc. (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the SEC on June 20, 2012 relating to the Registrant’s 2012 Annual Meeting of Stockholders).

5.1	Opinion of Pryor Cashman LLP (regarding validity of common stock being registered).

23.1	Consent of Pryor Cashman LLP (included as part of Exhibit 5.1).

23.2	Consent of MSCM LLP.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York on this 17th day of October, 2012.

JBI, INC.

Date: October 17, 2012	By:	/s/ Matthew Ingham
Matthew J. Ingham
Chief Financial Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin Rauber and Matthew J. Ingham or either of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Rauber	Chief Executive Officer, President and Director (Principal Executive Officer)	October 17, 2012
Kevin Rauber

/s/ Matthew Ingham	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2012
Matthew Ingham
/s/ John Wesson	Chairman of the Board	October 17, 2012
John Wesson

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 9, 2012).

4.2
2012 Long-Term Incentive Plan of JBI, Inc. (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the SEC on June 20, 2012 relating to the Registrant’s 2012 Annual Meeting of Stockholders).

5.1	Opinion of Pryor Cashman LLP (regarding validity of common stock being registered).

23.1	Consent of Pryor Cashman LLP (included as part of Exhibit 5.1).

23.2	Consent of MSCM LLP.